Exhibit 99
TITAN TIRE CORPORATION ACQUIRES CTNA’S OTR FACILITY

QUINCY, Ill. - August 1, 2006 - Titan Tire Corporation of Bryan today announced it has acquired the off-the-road (OTR) tire facility of Continental Tire North America, Inc. (CTNA) in Bryan, Ohio. The agreement was reached on July 31 for an approximate purchase price of $53 million U.S. dollars.
“CTNA is pleased to have reached this agreement with Titan, a leader in the OTR tire business,” said Chief Executive Officer of Continental AG Manfred Wennemer. “The sale of our Bryan facility is part of our overall strategy to focus on passenger and light truck and commercial vehicle tire manufacturing. Today’s announcement along with our other restructuring efforts will help us to secure our continued presence in North America for years to come.”
The OTR facility in Bryan has a workforce of approximately 325 employees and posted sales of $125 million in 2005.

Continental Tire North America, Inc. (www.continentaltire.com), based in Charlotte, North Carolina, is a group company of Germany-based Continental Corporation, a leading supplier of brake systems, chassis components, vehicle electronics, tires and technical elastomers. In 2005 the corporation realized sales of EUR 13.8 billion (USD 17.2 billion). At present it has a worldwide workforce of about 80,000.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489